Exhibit (n)(ii)







CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-120945 on Form N-2 under the Securities Act of 1993, of our reports dated May 20, 2005, appearing in the Annual Reports of Man-Glenwood Lexington TEI, LLC and Man-Glenwood Lexington Associates Portfolio, LLC for the year ended March 31, 2005, and to the references to us under the headings "Financial Highlights" and "Independent Auditors and Legal Counsel" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
Chicago, Illinois
June 29, 2005